OPERATING AGREEMENT

MGE TRANSCO INVESTMENT  LLC

 The undersigned enter this Operating Agreement ("Agreement") for MGE Transco Investment  LLC ("Company"), a limited liability company organized under Chapter 183 of the Wisconsin Statutes, as members of the Company ("Members").

ARTICLE I

Formation

1.1

Agreement.  For and in consideration of the mutual covenants of this Agreement, the Members executing this Agreement agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms.

1.2

Ratification.  James B. Egle, as Organizer, filed Articles of Organization with the Wisconsin Department of Financial Institutions on August 23, 2005.  A copy of those Articles is attached as Exhibit A.  The actions of James B. Egle, as Organizer, in executing and causing to be duly filed and recorded the Articles of Organization of the Company, are ratified, approved and confirmed; the Articles of Organization as filed are accepted, and the resignation of James B. Egle, as Organizer, is given and accepted.

1.3

Sole Source.  It is the express intention of the Members that the Agreement shall be the sole source of agreement of the parties.  This Agreement is an "operating agreement" within the meaning of sec. 183.0102(16), Stats.  To the extent that any provision of this Agreement conflicts with a default provision of Chapter 183 of the Wisconsin Statutes, and Chapter 183 allows the default provision to be varied by operating agreement, this Agreement and its provisions shall control.

1.4

 Purposes.  The Company shall have the right to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the state of Wisconsin, but the Company shall restrict its investment activities to the American Transmission Company LLC ("ATC LLC"), a Wisconsin limited liability company, or its successor.  The Company is the assignee of an interest in ATC LLC held by Madison Gas and Electric Company.

1.5

Effective Date.  This Agreement shall be effective when signed by both Members.

ARTICLE II

Principal Place of Business; Resident Agent

2.1

Principal Place of Business.  The  principal place of business of the Company shall be 133 South Blair Street, Madison, WI 53703. The Company may have such principal and other business offices, either within or outside the State of Wisconsin, as the Members may designate or as the Company's business may require from time to time.

2.2

Resident Agent.   Kristine A. Euclide shall be the Company's resident agent.  The Company's resident agent may be changed from time to time by or under the authority of the Managers.

ARTICLE III

Definitions

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

3.1

"Affiliate" means any Person which, with respect to Madison Gas and Electric Company, meets the definition of “affiliated interests” as set forth in section 196.52(1) of the Wisconsin Statutes.

3.2

"Articles of Organization" means the Articles of Organization of MGE Transco Investment  LLC, as filed with the Wisconsin Department of Financial Institutions, as amended from time to time.

3.3

"Capital Account" as of any given date shall mean the capital contribution to the Company by a Member as adjusted to that date pursuant to Article IV.

3.4

"Code" shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

3.5

“Member” shall mean an entity listed on Exhibit B.

3.6

"Membership Interest" shall mean a Member's entire interest in the Company, including such Member's Percentage Interest and such other rights and privileges that the Member may enjoy by being a Member.

3.7

"Manager" shall mean any person named by the Members to serve as Manager, as set forth in section 6 below.

3.8

"Percentage Interest" shall have the meaning set forth in section 4.4 below.

3.9

"Person" shall mean any person or entity.

3.10

"Treasury Regulations" shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

ARTICLE IV

Capital Contributions

4.1

Initial Capital Contributions.  The Members have unanimously agreed to the values set forth on Exhibit B as the valuation of the initial capital contribution of Madison Gas and Electric Company, which consists of 1,875,849 membership units of ATC LLC.  MGE Energy, Inc., has not yet made any capital contributions to the Company, but shall have the option to make any future capital contributions requested by ATC LLC as provided by the ATC LLC operating agreement dated January 1, 2001, as subsequently amended    If MGE Energy, Inc. does not elect to meet a future capital contribution request by ATC LLC, then Madison Gas and Electric Company may elect to do so (but is not required to do so).

4.2

Capital Contribution of Dissociated Member.  No Member is entitled to receive any distribution, or to receive a repayment of any balance of the Member's Capital Account, except as provided in this Agreement.

4.3

No Interest; Company Loans.  No interest shall accrue on any capital contribution. The Company shall restrict its borrowing activities to those necessary to meet short-term working capital requirements.  At no time shall the Company’s borrowings exceed one hundred thousand dollars ($100,000).

4.4

Percentage Interest.  Each Member's equity interest in the Company is represented by a percentage (the "Percentage Interest").  The initial Percentage Interest of each Member is set forth on Exhibit B.  The total Percentage Interests of the Members at all times will equal 100%.The Managers shall maintain a record of each Member's Percentage Interest, but apart from this Agreement and such Company record, no share certificates or other evidence of ownership of any Member's Percentage Interest will be issued.

a.

Percentage Interests shall be determined as follows:  Madison Gas and Electric Company shall be credited with an initial capital contribution of $18,467,014.  Madison Gas and Electric Company shall remain responsible for any deferred taxes (and entitled to any deferred tax credits) attributable to its previous ownership of the equity investment in ATC LLC. Future contributions by MGE Energy, Inc., or MGE shall be valued at the amount of cash contributed to ATC LLC pursuant to capital calls.   The initial contribution of Madison Gas and Electric Company, and the total subsequent contributions of MGE Energy, Inc., and MGE shall be added to determine the denominator used in establishing the Percentage Interests; the numerator for each party's interest shall be its capital contributions relative to ATC LLC.  For example, if MGE Energy, Inc. makes a $2 million capital contribution to ATC LLC in 2006, Madison Gas and Electric Company would have a 90.228% Percentage Interest ($18,467,014/$20,467,014) and MGE Energy, Inc., would have a 9.772% Percentage Interest ($2,000,000/$20,467,014).   For purposes of this Agreement, the Percentage Interests shall be recalculated as of the last day of each month, with each optional capital contribution to ATC LLC by MGE Energy, Inc., and MGE, treated as being made at the end of the month.

b.

The Percentage Interests determine ownership of equity interests in the Company for the purposes of voting.  Except as provided in Article VII, allocation of income, deductions, profits and losses, and distributions corresponding to those allocations, shall be made based on the Members’ pro rata share of Percentage Interests at the time of the allocation.

4.5

Capital Account.  A Capital Account shall be established and maintained for each Member in accordance with the following:

a.

Each Member’s Capital Account shall be increased by (i) the Member’s Capital Contributions; (ii) the Member’s allocable share of  income and profits as provided in section 4.4(b); and (iii) the amount of debt of the Company that is assumed by the Member or that is secured by any property distributed to the Member.

b.

Each Member’s Capital Account shall be decreased by (i) the amount of cash and the fair market value, as determined by the Managers, of any Company asset distributed to the Member; (ii) the Member’s allocable share of losses pursuant to section 4.4(b); and (iii) the amount of any debt of the Member that is assumed by the Company or secured by any property contributed by the Member to the Company.

4.6

Adjustments.   The value of the Company’s property and the Capital Accounts of the Members may be restated from time to time in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and (g); provided, however, that such adjustments shall be made at any time a similar revaluation and restatement is made by ATC LLC.

4.7

Incorporation.  The provisions of this Article IV and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), the terms and requirements of which are incorporated hereby and shall be interpreted and applied in a manner consistent with those terms and conditions.

ARTICLE V

Members’ Actions and Voting Rights

5.1

Authority and Powers in General.  Except to the extent otherwise provided in this Agreement, the business of the Company shall be managed by the Managers, and no Member shall have any right or power to take part in the management or control of the Company or its business.   Except as such authority may be limited, the Managers shall have full and complete authority to manage the business of the Company, to make all decisions regarding those matters, and to perform all other acts customary or incident to the management of the Company's business. Members have the right to vote only on those matters expressly set forth in this Agreement or as otherwise required by chapter 183 of the Wisconsin Statutes.  The President of an entity that is a Member shall designate an individual to represent the Member at any meetings of the Company; the designation may be changed at any time by providing written notice to the Managers of the Company.

5.2

Number of Managers; Selection of Managers; Term.   The Company shall have three Managers.   The initial Managers shall be Gary J. Wolter, Kristine A. Euclide and Jeffrey C. Newman.    The Members may replace a Manager or Managers at any time, with or without cause, by Majority Consent of the Percentage Interests of the Company held by Members.  The Managers shall devote such time, effort and attention to the business as is reasonably necessary to accomplish the Company's goals.  Provided, however, that Madison Gas and Electric Company, as an operating public utility as defined in sec.196.02 of the Wisconsin Statutes, shall have the right to name at least one Manager of the Company, which Manager shall serve as the Company's representative on the  board of ATC Management  Inc., as long as Madison Gas and Electric Company has the right to appoint a member to the board of ATC Management Inc.

5.3

Quorum.  Except as otherwise provided by Chapter 183 of the Wisconsin Statutes, Members holding a majority of the Percentage Interests entitled to vote, represented in person or by proxy,  shall constitute a quorum at any meeting of Members.  Action may be taken on a matter at a Members' meeting only if quorum exists.  Once a Member is represented for any purpose at a meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, that Member is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of the meeting.  At the adjourned meeting at which a quorum is represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

5.4

Voting.

a.

If a quorum exists, action on a matter is approved if the number of votes represented at the meeting favoring the action exceeds the number of votes represented at the meeting opposing the action, unless Chapter 183 of the Wisconsin Statutes or another provision of this Agreement requires a greater number of affirmative votes.

b.

Where this Agreement requires "Majority Consent," more than 50 percent of all the Percentage Interests in the Company held by Members, whether or not represented at the meeting, must approve the action, and "Unanimous Consent" shall mean all Percentage Interests have approved the action.

c.

Each Member shall vote the Percentage Interest held by him or her in the same manner as to any given issue.

d.

Any Member who is present at a meeting but who abstains from voting shall be deemed to have voted his or her Percentage Interest in the same proportion and manner as the Members not abstaining on the issue.

e.

Meetings may be conducted by telephone conference call if all Members are given written notice of the meeting and the opportunity to participate.  One or more Members may participate in a meeting by telephone, provided all Members simultaneously hear all matters communicated over telephone.  A Member participating by telephone is deemed to have attended the meeting for all purposes.

f.

A Member who is not physically present at the meeting may assign his or her vote to another Member by written proxy, or may vote on matters for which a vote is taken orally if attending by telephone, or in writing transmitted by facsimile, mail, e-mail or by courier, providing the Member's vote is received by all of the Members participating in the meeting at the time the vote is taken.

5.5

Consent Resolutions.  Any action required or permitted by the Articles of Organization, this Agreement, or any provision of Chapter 183, Wisconsin Statutes, to be taken by the Members may be taken without a meeting by the consent of those Members who would have the voting power to cast at a meeting not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all Percentage Interests entitled to vote were present and voted.  The consent of the Members shall be effective when one or more consents describing the action taken, signed by the number of Members sufficient to take the action, are delivered to the Company for inclusion in the Company's records, unless some other effective date is specified in the consent.  Within ten days after action taken by consent of the Members pursuant to this provision becomes effective, the Company shall give notice of the action to Members who were not represented on the written consent or consents.

ARTICLE VI

Management

6.1

Members' Management Rights.  Pursuant to sec. 183.0401(1) and (2), Stats., the Members have vested management of the business and affairs of the Company in its Managers.  No Member, in his or her capacity as such, shall have the authority to act for the Company in any matter.  This Section 6.1 restricts management rights and duties of the Members to the extent such rights and duties have been delegated to the Managers.

6.2

Term of Managers.  Each Manager shall serve until (1) the Manager resigns, or (2) the Manager is removed (with or without cause) by vote of the Members with Majority Consent.

6.3

Authority, Powers of the Managers.

a.

Except to the extent otherwise provided in this Agreement, the Managers are authorized to do on behalf of the Company all things that in their sole judgment, are necessary, proper or desirable to carry out the business of the Company in its ordinary course.  Acts by a Manager involving persons other than Members are taken in his or her role as agent of the Company.

b.

Any person dealing with the Company or a Manager may rely upon a certificate signed by a Manager as to:

(1)

The identity of the Members and the Managers;

(2)

The existence or non-existence of any fact or facts that constitute a condition precedent to acts by the Managers or any other matter germane to the affairs of the Company;

(3)

The persons who are authorized to execute and deliver any instrument or document on behalf of the Company;

(4)

Any act or failure to act by the Company or its Members, or as to any other matter involving the Company or any Member.

c.

Only the Managers have the right, power and authority to execute documents on behalf of and in the name of the  Company, and no person shall be obligated to inquire into the authority of a Manager to bind the company.

6.4

Restrictions on Manager's Authority.

a.

A Manager shall not have the authority to:

(1)

do any act in contravention of law or this Agreement that would make it impossible to carry on the ordinary business of the Company;

(2)

possess property of the Company or assign rights in the specific property of the Company, for other than a purpose of the Company;

(3)

perform any act that would subject the Members to liability in any jurisdiction.

b.

Without Unanimous Consent, the Manager shall not have the authority to:

(1)

confess a judgment

(2)

incur indebtedness on behalf of the Company, enter a contract or pledge assets of the Company other than in the ordinary course of business, consistent with the Company's limited purposes;

(3)

make capital expenditures or expenditures for maintenance, except those requested by ATC LLC (as assumed by MGE Energy, Inc., or Madison Gas and Electric Company pursuant to this Agreement).

6.5

Records.  Pursuant to sec. 183.0405, Stats., the Managers shall keep the following records:

a.

An alphabetical list of the full name and last known address of each past and present Member and Manager, as well as the date on which the person became a Member or Manager and the date any past member ceased being a Member or Manager.

b.

A copy of the Articles of Organization and all amendments to the articles, together with executed copies of any powers of attorney under which the articles were executed.

c.

Copies of the Company's federal and state income and franchise tax returns for the most recent four years.

d.

Copies of this Agreement and all amendments to this Agreement.

e.

A list of the valuation of Members' contributions as determined under sec. 183.0501(2), Stats.

f.

A list of any agreements under which a Member has agreed to make additional contributions.

g.

A list of all events upon which the Company shall be dissolved and its business wound up.

h.

Copies of the minutes of any meetings of the Members and all informal action resolutions signed by the Members.

Upon reasonable request, the Company shall allow a Member to inspect and copy the above records during ordinary business hours.  Such inspection shall be at the Member's  expense; the Member shall pay all reasonable copying expenses.  The Managers shall provide true and full information of all things affecting the Members to any Member or the legal representative of the Member upon reasonable request of the Member or the legal representative.

6.6

Capital Accounts.   The Managers shall maintain a record of the capital account of each Member in accordance with section 4.5 through 4.7 of this Agreement.  The Managers may retain a certified public accountant or other qualified individual to assist in the maintenance of this record.

6.7

Tax Matters Partner.  Pursuant to § 6231 of the Internal Revenue Code,  the initial tax  matters partner shall be MGE Energy, Inc.  The tax matters partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of § 6223 of the Code.

6.8

Standard of Care.  A Manager shall discharge his or her duties as Manager in good faith, and in a manner he or she reasonably believes to be in the best interest of the Company.  A Manager shall not be liable to the Company or any Members for any breach of such duties, except for the receipt of a financial benefit to which the Manager is not entitled, making or assenting to a distribution to Members in violation of this Agreement, or a loss or damage resulting from a knowing violation of the law.

6.9

Indemnification.  The Company shall indemnify the Managers and make advances for expenses to the maximum extent permitted under sec. 183.0403, Stats.  The Company shall indemnify its Members, employees and other agents who are not Members to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by Majority Consent.

6.10

Bank Accounts.  The Managers, from time to time, may open bank accounts in the name of the Company and shall be the signatories on the account.

6.11

Manner of Acting by Managers.  Except to the extent otherwise provided in this Agreement, the Managers are authorized to do on behalf of the Company all things that in their sole judgment, are necessary, proper or desirable to carry out the business of the Company in its ordinary course.

ARTICLE VII

Allocations, Income Tax, Distributions, Elections and Reports

7.1

Profits and Losses. Except as expressly provided in this Article VII, income, gain, loss, or deduction of the Company shall be allocated to the Members as provided in section 4.4(b) of this Agreement.

7.2

Tax Allocations.  The following special allocations shall be made in the following order:

a.

To the extent that the Company has interest income or deductions with respect to any obligation of or to a Member pursuant to section 483, sections 1271-1288, or section 7872 of the Code, such interest income or deductions shall be specially allocated to the Member to whom the obligation relates.

b.

This Agreement shall be deemed to contain provisions relating to “minimum gain chargeback,” “nonrecourse deductions,” “qualified income offset,” “gross income allocations,” and any other provision required to be contained in the Agreement pursuant to the Treasury Regulations under section 704(b) of the Code (the “704(b) Allocations”), other than the requirement that a Member be required to contribute to the Company an amount equal to any deficit in the Member’s capital account.   No allocation of loss shall be made to a Member if the allocation would result in a negative balance in the Member’s Capital Account in excess of (a) the amount the Member has loaned the Company, or (b) the amount of Company debt that the Member has guaranteed.  In the event there is a negative balance in a Member’s Capital Account in excess of the amount(s) set forth above, the Member shall be allocated income and gain the amount of that excess as quickly as possible.  Any loss that cannot be allocated to a Member pursuant to the restrictions contained in this paragraph shall be allocated to other Members.   The other provisions of section 4.4 and Article VII notwithstanding, the 704(b) Allocations shall be taken into account in allocating other profits, losses and items of income, gain, and deduction among the Members so that, to the extent possible, the net amount of the allocations of other profits, losses and other items and the 704(b) Allocations to each Member shall equal the net amount that would have been allocated to each Member had the 704(b) Allocations not occurred.

c.

In accordance with section 704(c) of the Code and the Treasury Regulations under that section, income, gain, loss, or deduction with respect to any capital contribution shall, solely for tax purposes, be allocated among Members so as to take into account any variation between the adjusted basis of the property to the Company for federal income tax purposes.

d.

Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intent of this Agreement.  Allocations pursuant to this Section are solely for the purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any capital account, share of income, gain, loss, or deduction, or distribution pursuant to any provision of this Agreement.

e.

The Members are aware of the income tax consequences of the allocations made by this Article and agree to be bound by the provisions of this Article in reporting their shares of income and loss for income tax purposes.

7.3

Distributions.  Distributions of distributable cash shall be made to the Members when determined by the Managers, but in general any non-liquidating distributions from ATC LLC shall be paid to the Members in accordance with their respective Percentage Interests at the time of the distributions.

7.4

Limitation Upon Distributions.  Notwithstanding any provisions of this Article to the contrary, pursuant to sec. 183.0607, Stats., no distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their contributions, or if the Company would be unable to pay its debts in the ordinary course.

7.5

Accounting Principles.  The profits and losses of the Company shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.  It is intended that the Company will elect those accounting methods which provide the Company with the greatest tax benefits.

7.6

Accounting Period.  The Company's accounting period shall be the calendar year.

7.7

Returns and Other Elections. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.  Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's fiscal year.

ARTICLE VIII

Transfers of Percentage Interest

A Member may voluntarily sell, assign or transfer all or a portion of its rights with respect to, and interest in, the Company only with the consent of a majority of the Managers.  Such a sale, assignment or transfer shall not result in the dissolution of the Company.

ARTICLE IX

Dissolution

9.1

Dissolution.  The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

a.

The Company being adjudicated insolvent or bankrupt;

b.

The entry of a decree of judicial dissolution pursuant to Chapter 183 of the Wisconsin Statutes.

c.

The Unanimous Consent of the Members.

d.

The bankruptcy or insolvency of a Member.

9.2

Winding up and liquidation.  Upon a dissolution of the Company, the Managers shall select a liquidator (the “Liquidator”) who may be a Manager of the Company.  The Liquidator shall liquidate the Company’s assets to the extent necessary to pay outstanding creditors of the Company and otherwise deemed advisable by the Liquidator.  The Liquidator need not sell interests in ATC LLC. if not required to do so to discharge debts and liabilities of the Company.  The Liquidator shall apply and distribute the assets of the Company as follows:

a.

First, to the payment and discharge or all of the Company’s debts and liabilities to creditors of the Company;

b.

Second, to the Members in accordance with their Capital Account balances, after making the adjustments for allocations under Article VII, above, up to and including the date of the liquidating distribution.

ARTICLE X

Amendment

This Agreement may be modified or amended with Unanimous Consent of the Members.   Any amendment shall be in writing.

ARTICLE XI

Miscellaneous

11.1

Entire Agreement.  This Agreement represents the entire agreement among all the Members and the Members and the Company.

11.2

No Partnership Intended for Non-Tax Purposes.  The Members have formed the Company under chapter 183 of the Wisconsin Statutes.  The Members expressly do not intend hereby to form a partnership.  The Members do not intend to be partners to one another, or partners as to any third party.  To the extent any Director, Officer or Member, by word or action, represents to another person that any Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

11.3

Rights of Creditors and Third Parties Under Agreement.  The Agreement is expressly not intended for the benefit of any creditor of the Company or any other person.  Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and any member with respect to a capital contribution or otherwise.

11.4

Execution of Additional Instruments.  Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

11.5

Construction.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

11.6

Headings.  The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

11.7

Waiver.  The failure of any party to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent the subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

11.8

Rights and Remedies Cumulative.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

11.9

Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

11.10

Binding Effect.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

11.11

Investment Representations.  The undersigned Members  acknowledge that the Membership Interests evidenced by this Agreement have not been registered under the Securities Act of 1933 or any other state securities laws and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

CERTIFICATE

The undersigned hereby agree, acknowledge and certify that this Agreement constitutes the Operating Agreement of MGE Transco Investment  LLC, adopted by the Members of the Company effective October 28, 2005.

MGE Transco Investment  LLC

MEMBERS

MADISON GAS AND ELECTRIC

MGE ENERGY, INC.

COMPANY

By:

/s/ Terry A. Hanson

By:

/s/ Jeffrey C. Newman

Terry A. Hanson

Jeffrey C. Newman

Vice President, Chief

Vice President and Treasurer

Financial Officer and Secretary

MANAGERS

By:

/s/ Gary J. Wolter

/s/ Kristine A. Euclide

Gary J. Wolter

Kristine A. Euclide

By:

/s/ Jeffrey C. Newman

Jeffrey C. Newman

ACKNOWLEDGEMENT

I acknowledge that Exhibit A contains a true and correct copy of the Articles of Organization filed by me with the Wisconsin Department of Financial Institutions to organize the Company.

10/26/05

/s/ James B. Egle

Date

James B. Egle, Organizer

Attachments:

Exhibit A (Articles of Organization)

Exhibit B (List of Capital Contributions)

EXHIBIT B

Member	Contribution	Value	Percent. Interest
Madison Gas and Electric Company	1,875,849 units in ATC LLC	$18,467,014	100%
MGE Energy, Inc.	Option right to make future capital contributions requested by ATC LLC*	0	0%

* As MGE Energy, Inc.,or MGE makes capital contributions to ATC LLC in future, Percentage Interests will be recalculated as provided in Operating Agreement.